EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 10/20/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.40%	-0.46%	6.49%
Class B Units	-0.42%	-0.51%	5.76%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED OCTOBER 20, 2006

The Grant Park Futures Fund experienced trading losses during the past week. Positions in the currencies, soft/agricultural commodities and interest rates accounted for the bulk of setbacks. Gains came mainly from the metal sector.

Short positions in the Japanese yen were dealt losses after that currency rallied on reports that the Russian Central Bank had decided to add the yen to the list of currencies in which it is allowed to invest assets. Analysts suggested that the decision was significant because other central banks, whose yen holdings are considered to be underweight, might decide to follow Russia’s lead. Weakness in the U.S dollar relative to other major currencies also resulted in losses as the Canadian dollar, Euro and Swiss franc all appreciated against the greenback. Long positions in the dollar index incurred losses.

Long positions in the interest rate sector sustained setbacks as a stronger than expected rise in month to month Japanese retail sales data sent prices for Japanese Government Bonds to lower levels. Analysts suggested that recent strong data from the real estate and communications sectors has reinforced the Bank of Japan’s opinion that consumption may be rising, resulting in higher yields and lower prices for fixed income instruments. Longs in the Euro bund sustained losses after prices fell in response to a report showing Belgian consumer confidence at its highest point since early 2002.

Prices for wheat fell last week, resulting in losses to long positions in the soft/agricultural commodities sector. Analysts suggested that profit taking on behalf of investors holding long positions had occurred after reports of rain across U.S. growing regions. Short positions in the sugar market also reported losses.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY
INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

Lastly, long positions in the base metal sector were profitable for the week. Prices for nickel, aluminum, zinc and tin were all higher on the London Metals Exchange on reports of continued high demand amid sagging inventories, according to analysts.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY
INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com